Exhibit 99.3

OCCULOGIX (DBA TEARLAB CORPORATION) ANNOUNCES TOTAL EQUITY RAISE OF $3,000,000
$1.7 MILLION OF COMMON STOCK SOLD; ADDITIONAL COMMITMENTS OF $1.3 MILLION RECEIVED

San Diego, CA —January 11, 2010— OccuLogix, Inc., dba TearLab Corporation (“TearLab”) (NASDAQ: TEAR; TSX: TLB) today announced the sale of 1,886,291 shares of its common stock for an aggregate of approximately $1,700,000.This is the maximum currently allowable by the rules of the NASDAQ Capital Market without stockholder approval.

TearLab also received commitments to purchase an additional 1,358,475 shares for an aggregate of approximately $1,300,000 subject to obtaining stockholder approval in accordance with the rules of the NASDAQ Capital Market.

The per share price of the shares, $0.92456, is equal to 80% of the volume weighted average price of TearLab common stock for the 10 trading days ending on the day immediately preceding the January 8, 2010 closing date. TearLab intends to use the net proceeds of the offering for working capital and general corporate purposes.

The shares were offered in the United States to “accredited investors” pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), afforded by Regulation D promulgated thereunder, in Canada to “accredited investors” in reliance on National Instrument 45-106 – Prospectus and Registration Exemptions and in Canada and other jurisdictions outside the United States in reliance on Regulation S promulgated under the Securities Act.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  The securities have not been, and will not be, (i) registered under the Securities Act or any U.S. state securities law, or (ii) qualified for distribution to the public under the securities laws of any province or territory of Canada.  Unless so registered or qualified, the securities may not be offered or sold (i) in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws or (ii) in any province or territory of Canada except pursuant to an exemption from the prospectus and registration requirements of the securities legislation of such province or territory.

About OccuLogix, Inc. dba TearLab Corporation
OccuLogix, Inc. dba TearLab Corporation develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.

For Further Information Please Contact:
Investor Relations:	Media Inquiries:
Bill Dumencu	Tracy Puckett
TearLab Corporation	TearLab Corporation
905-636-0128	678-566-3829
bdumencu@tearlab.com	tpuckett@tearlab.com